EXHIBIT 21

LIST OF GLOBAL MED TECHNOLOGIES, INC.
SUBSIDIARIES

1. PeopleMed.Com, Inc., a Colorado corporation

2. Global Med Technologies FSC, Inc., a Barbados corporation